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                                                                    EXHIBIT 5.01

                        [Baker Botts L.L.P. Letterhead]

February 8, 2002

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado  80112


                           Re: Liberty Media Corporation
                               Registration Statement on Form S-4

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-4, File No. 333-77066 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), by Liberty Media Corporation, a Delaware corporation ("Liberty Media"), with respect to shares of Series A Common Stock, $.01 par value per share, of Liberty Media (the "Shares"). The Shares are being registered under the Securities Act in connection with the merger (the "Merger") of a wholly owned subsidiary of Liberty Media with and into Liberty Digital, Inc., a Delaware corporation ("Liberty Digital"), pursuant to Section 253 of the Delaware General Corporation Law. The Merger is described in the Notice/Prospectus (the "Notice/Prospectus") included in the Registration Statement to which this opinion is an exhibit. All capitalized terms used but not defined herein have the meanings ascribed thereto in the Notice/Prospectus.

         This opinion of counsel is being furnished, at your request, to you for filing as Exhibit 5.01 to the Registration Statement. In rendering our opinion, we have examined the Restated Certificate of Incorporation and By-Laws of Liberty Media, each as amended; records of proceedings of the Board of Directors of Liberty Media with respect to the Merger, the filing of the Registration Statement and related matters; the Agreement and Plan of Reorganization, dated as of February 5, 2002 among Liberty Media, Merger Sub and certain wholly-owned subsidiaries of Liberty Media; and such other documents, records, certificates of public officials and other instruments and certificates as to matters of fact relevant to this opinion as we deemed necessary or appropriate for the purposes of this opinion.

         Based on the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been duly authorized and (ii) upon issuance of the Shares in the Merger as described in the Notice/Prospectus, the Shares will be validly issued, fully paid and non-assessable.

         Liberty Media is a Delaware corporation. We are not admitted to practice in Delaware. However, we are familiar with the Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of this opinion. Subject to the foregoing, this opinion is limited to the present laws of the State of Delaware and to the present federal laws of the United States of America.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the Notice/Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.



                                            Respectfully Submitted,



                                            BAKER BOTTS L.L.P.